Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ELECTS NEW MEMBER TO ITS BOARD OF DIRECTORS

Newport Beach, CA – January 6, 2014 – American Vanguard Corp. (NYSE:AVD) today announced that Mr. Scott D. Baskin has been elected as a new member to its Board of Directors. He will join the Board immediately and will become a member of both the Nominating & Corporate Governance Committee and the Audit Committee. Mr. Baskin will fill the vacancy created when then-director Jerome Coben opted not to seek re-election at the company’s 2013 Annual Meeting of Shareholders.

Mr. Baskin has extensive experience as a litigator arising from his 35 year career with Irell & Manella, from which he retired at the end of 2013. During his tenure at Irell & Manella, Mr. Baskin concentrated his practice on intellectual property, technology, real estate, business torts and securities actions for a multitude of corporate clients. A frequent lecturer and writer, he has published many articles on intellectual property rights, patent infringement, trial preparation and discovery. He was an assistant instructor at Yale Law School and clerked for Hon. Y.C Choy, United States Court of Appeals for the Ninth Circuit. Mr. Baskin holds a J.D. from Yale Law School and a B.A. in Political Science and History from Stanford University. He has also been selected as a Southern California Super Lawyer by Los Angeles Magazine every year since 2004.

Eric Wintemute, Chairman & CEO of American Vanguard commented, “We are most pleased to add Scott to our Board. He has had a storied career as a corporate litigator and, in that role, has been advising and representing corporations for decades. His strength in intellectual property rights will be especially beneficial to American Vanguard, as we expand our patent portfolio in both delivery systems and end-use formulations. Scott has an unusual ability to see to the core of an issue and to plot out a path for achieving results, whether in negotiation, defense or prosecution of one’s rights. We welcome Scott to our group and we expect his participation will contribute to American Vanguard’s continued success in the years ahead.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

CONTACT:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com